Shareholders of Lincoln National Convertible Securities Fund
Reject Board's Appeal to Attend Illegal Meeting; Goldstein Issues
Challenge

New York July 26, 2001 -- Phillip Goldstein, portfolio manager of Opportunity Partners L.P., announced today that shareholders owning more than 50% of the outstanding shares of Lincoln National Convertible Securities Fund, Inc. ("LNV" or the "Fund"), a registered closed-end fund managed by Delaware Management Company rejected management's appeals to attend a purported shareholder meeting.

The Fund's annual meeting for 2001 was originally scheduled for May 18, 2001. On April 27, 2001, a federal district court ruled that LNV's board of directors breached its fiduciary duty to shareholders last year by conducting an illegal election for directors. On May 10, 2001, the board committed another breach by conspiring to postpone the 2001 annual meeting from May 18th to June 22nd in order to gain a strategic advantage in a proxy contest between the board and Mr. Goldstein. The postponement was illegal according to Mr. Goldstein who then urged shareholders not to attend what he termed a "rogue meeting." On July 25, 2001, the Fund, after several adjournments, finally conceded that it could not achieve a quorum.

David K. Downes, the Fund's President has disputed Mr. Goldstein's contention that the postponement of the annual meeting from May 18th to June 22nd was improper. Mr. Goldstein today issued a challenge to Mr. Downes to put the dispute to binding arbitration. "If I win, it would be the second time an impartial arbiter has found a breach of fiduciary duty by these directors and they should then resign," he said. "If they win, I will make no more attempts to elect directors." Mr. Goldstein added: "If the directors truly believe the postponement was proper, they should put their money where their mouths are. If they decline my offer, the logical inference is that they fear they would lose in an arbitration."

Lincoln National Convertible Securities Fund, Inc. is a closed-end, diversified investment management company managed by Delaware Management Company. The Fund's primary objective is to provide a steady stream of income to Delaware Management Company.

Opportunity Partners L.P. is a New York-based investment partnership with assets of $47 million.

Contact: Phillip Goldstein at (914) 747-5262 or oplp@att.net.